Exhibit 10(ac)

MYERS INDUSTRIES, INC.

SENIOR OFFICER SEVERANCE PLAN

(As Amended Effective April 6, 2020)

Myers Industries, Inc.

Senior Officer Severance Plan

Adopted effective February 21, 2020

Amended effective April 6, 2020

WHEREAS, Myers Industries, Inc., a corporation organized and existing under the laws of the State of Ohio (the “Company”), recognizes that one of its most valuable assets are the members of its senior leadership team;

WHEREAS, the Company desires to establish the Myers Industries, Inc. Senior Officer Severance Plan (the “Plan”) to provide certain severance benefits for senior officers eligible to participate in the Plan, including severance benefits in the event of certain terminations of employment, including in connection with a Change in Control of the Company;

WHEREAS, the Plan is intended to replace and supersede the Severance and Change in Control Agreements and Change in Control Agreements previously entered into between the Company and certain of its senior officers; and

WHEREAS, to the extent that an otherwise eligible senior officer remains covered by a previously executed Severance and Change in Control Agreement or Change in Control Agreement on the Effective Date of this Plan, such officer shall not be entitled to any benefit under this Plan until that individual has agreed to terminate such agreement;

NOW, THEREFORE, the Company hereby adopts the Plan effective as of February 21, 2020.

MYERS INDUSTRIES, INC.

SENIOR OFICER SEVERANCE PLAN

1.	ADOPTION AND OBJECTIVE

1.1Adoption.  Myers Industries, Inc., an Ohio, hereby adopts, assumes and establishes this plan for certain of its senior officers to be known as the “Myers Industries, Inc. Senior Officer Severance Plan” (as it may be amended from time to time, the “Plan”).

1.2Objective.  The Plan is designed to attract and retain certain senior officers of the Company and the Company’s Affiliates and to reward such employees by providing replacement income and certain benefits if such an individual’s employment with the Company or the Company’s Affiliates is terminated in certain circumstances, including in connection with a Change in Control of the Company.

1.3Purpose.  The Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated in regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), and which qualifies as a “top hat” plan for a select group of management or highly compensated employees.  No Covered Officer shall have a vested right to the benefits under the Plan. The Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated in regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), which is subject to ERISA.  No Covered Officer shall have a vested right to the benefits under the Plan. The benefits paid by the Plan are not intended as deferred compensation nor is the Plan intended to be an “employee pension benefit plan or “pension plan” as those terms are defined in Section 3(2) of ERISA.

2.	DEFINITIONS

As used in the Plan, the following terms and phrases shall have the meanings set forth below:

2.1“Accrued Obligations” means the portion of the Base Salary accrued but unpaid through the Termination Date and earned but unused vacation time, in each case to the extent not theretofore paid.

2.2“Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

2.3“Annual Bonus” means the cash bonus payable to the Covered Officer pursuant to a formal or informal Company annual bonus plan or individual bonus arrangement on a calendar year basis; provided that the Annual Bonus shall not include any long-term cash award under any Company long-term performance bonus plan.

2.4“Assets” means assets of any kind owned by the Company, including but not limited to securities of the Company’s direct and indirect subsidiaries.

2.5“Base Salary” means a Covered Officer’s annual base salary as in effect from time to time.

2.6 “Beneficial Owner” shall have the meaning ascribed to the term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act or any successor act.

2.7“Benefit Plans” means any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement, including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, restricted stock, deferred stock unit, employee stock ownership or similar policy, plan, program or arrangement of the Company (or any substitute or alternative plan) or any employee welfare benefit plan (within the meaning of Section 3(1) or ERISA) maintained by the Company.

2.8“Board” means the Board of the Company.

2.9“Cause” means

(a)commission by the Covered Officer (evidenced by a conviction or written, voluntary and freely given confession) of a felony, crime of moral turpitude or any crime involving fraud, breach of trust or misappropriation;

(b)any breach by the Covered Officer of the Covered Officer’s fiduciary duties;

(c)continued failure by the Covered Officer to perform the Covered Officer’s Duties in any material respect (other than any failure resulting from the Covered Officer’s incapacity due to physical or mental illness), or the commission by the Covered Officer of a breach or default of any agreement relating to Covered Officer’s employment with the Company or the code of conduct or any other policy of the Company which breach or default results in material economic harm to the Company or has a materially adverse effect on the Company’s reputation, operations, properties or business relationships, in each case which continued failure or breach or default is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Covered Officer; or

(d)commission by the Covered Officer, when carrying out the Covered Officer’s Duties, of acts or the omission of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s reputation, operations, properties or business relationships.

2.10“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect on the date of this Agreement, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(a)any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;

(b)during any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or

(c)there occurs (i) a Merger of the Company with any other corporation, other than a Merger which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such Merger, (ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (iii) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Section 2.10(c), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company’s subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

(d)For purposes of this Agreement, a “Change in Control” will be deemed to occur on:

(i)the day on which a thirty percent (30%) or greater ownership interest described in Subsection 2.10(a) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds thirty percent (30%) shall not be deemed a separate Change in Control;

(ii)on the day on which “Continuing Directors”, as hereinafter defined, cease to be a majority of the Board as described in Section 2.10(b);

(iii)on the day of a Merger or sale of assets as described in Section 2.10(c); or

(iv)on the day of the approval of a plan of complete liquidation as described in Section 2.10(c).

For purposes herein, the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one (1) year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

2.11“Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

2.12“Company” means Myers Industries, Inc., an Ohio corporation, and any Successor by Merger or otherwise.

2.13“Compensation Committee” means the Compensation Committee of the Board or its successor. After a Change in Control, “Compensation Committee” means (a) the individuals (not fewer than three (3) in number) who, on the date six months prior to the Change in Control constitute the Compensation Committee of the Board, plus, (b) in the event that fewer than three (3) individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (b)); provided, however, that the maximum number of individuals constituting the Compensation Committee after a Change in Control shall not exceed six (6).

2.14“Covered Officer” means a senior officer of the Employer designated as eligible to participate in the Plan under the provisions of Section 3, and shall include, as of the Effective Date of the Plan the individuals holding the positions of: (a) President/Chief Executive Officer, (b) Chief Financial Officer, (c) Chief Legal Officer, (d) Chief Human Resource Officer, and (e) Group Presidents.

2.15“Director” means a member of the Board.

2.16“Disability” means a physical or mental incapacity that prevents the Covered Officer from performing his duties for a total of one hundred eighty (180) days in any twenty four (24) month period.

2.17“Duties” means the duties and responsibilities customarily required of a similar officer of a major corporation as the position held by a Covered Officer or such additional duties as may be assigned from time to time to the Covered Officer by the Chief Executive Officer of the Company or, with respect to the Chief Executive Officer, as may be assigned from time to time by the Board, and which are consistent with the position held by such Covered Officer.

2.18 “Effective Date” means February 21, 2020, the date as of which the Plan is adopted.

2.19“Employer” means the Company or any Affiliate that adopts the Plan pursuant to the provisions of Section 17.

2.20“Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

2.21“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.

2.22“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.23“Fiscal Year” means the fiscal year of the Company.

2.24“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Covered Officer:

(a)a material diminution in the Covered Officer’s annual Base Salary or a material diminution in the Covered Officer’s aggregate compensation package, in either case, below the level in effect on the later of the Effective Date or the date a Covered Officer becomes a participant in the Plan pursuant to Section 3; provided, however, that for purposes of this Section 2.24(a) a material diminution will not be deemed to have occurred (i) solely because of changes to the allocation among compensation components such as the Company’s long-term incentive plan, Annual Bonus, Base Salary, or other cash or equity awards, or (ii) from the failure to achieve applicable performance targets under a short-term or long-term performance based plan or program;

(b)a reduction or series of reductions in the aggregate value of the life insurance, accidental death, long term disability, short term disability, medical, dental and vision benefits and expense reimbursement policy available to the Covered Officer as of the Effective Date which, in the aggregate is material, unless such reduction or series of reductions is consistent with reductions applicable to all employees of the Company or its Affiliates;

(c)a material diminution in the Covered Officer’s Duties;

(d)a change of more than fifty (50) miles in the geographic location at which the Covered Officer must perform the Covered Officer’s Duties; or

(e)any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreements under which the Covered Officer provides services to the Company or its Affiliates (specifically including a failure of the purchaser in a Change in Control transaction, to assume this Agreement in accordance with Section 19 hereof).

In order for a condition to constitute a Good Reason, the Covered Officer must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Covered Officer actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition. Furthermore, to constitute a Good Reason, the Covered Officer must voluntarily terminate employment with the Company within ninety (90) days following the initial existence of the condition or within ninety (90) days following the date the Covered Officer actually becomes aware of such condition, if later.

2.25“Group Presidents” means the President of the Material Handling business segment of the Company and the President of the Distribution business segment of the Company.

2.26“Merger” means a merger, consolidation or similar transaction.

2.27 “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, or any successor act, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company, the Employer or any of their Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.28“Section 409A” means Section 409A of the Code and the rules and regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.

2.29“Separation From Service” means a Covered Officer’s termination of employment with the Company or Employer, provided that such termination constitutes a separation from service within the meaning ascribed to such term under Section 409A.

2.30“Specified Employee” means a Covered Officer who, as of the date of his Separation from Service, is deemed to be a “specified employee” within the meaning ascribed to that term under Section 409A.

2.31“Specified Owner” means any of the following:

(a)the Company;

(b)an Affiliate of the Company;

(c)an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company;

(d)a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of the acquisition of securities directly from the Company and/or its Affiliates; or

(e)a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the Company or the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of the Company outstanding immediately prior to such Merger.

2.32“Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.

2.33“Target Bonus” means a Covered Officer’s Annual Bonus at the target level in effect during the applicable calendar year.

2.34“Term” means the period commencing on the Effective Date and ending on the date on which the Plan is terminated by the Board as provided in Section 16.

2.35“Termination Date” means the date as of which a Covered Officer incurs a Separation From Service.

2.36“Voting Securities” means the outstanding securities entitled to vote generally in the election of Directors or other governing body.

2.37“Wholly-Owned Subsidiary” means an Entity that is, directly or indirectly, wholly owned by the Company.

3.	ELIGIBILITY

The Company shall notify an individual officer of his or her eligibility to participate in the Plan as a Covered Officer by furnishing such officer a written notification of participation.

Notwithstanding any other provision of the Plan, the Committee may discontinue an individual’s participation in the Plan at any time by providing written notice (the “Notice”) that the individual shall no longer be eligible to participate in the Plan; provided, however, that a Change in Control has not occurred.  If a Change in Control occurs within ninety (90) days after the date a Notice is provided, then the applicable individual may be eligible to receive a benefit under Section 5 of the Plan in connection with that Change in Control.

Participation in the Plan shall supersede, be in lieu of, and terminate any and all agreements and rights that the Covered Officer has under any prior employment, severance, or change in control agreements between the Covered Officer and the Company or its Affiliates other than the Non-Competition and Non-Disclosure Agreements described in Sections 10 and 11; provided, however, that participation in the Plan shall not prevent or limit a Covered Officer’s eligibility to participate in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company or its Affiliates for its senior officers.  Notwithstanding a Covered Officer’s participation in the Plan, the Covered Officer’s employment shall continue to be “at-will” as described in Section 14.

4.	SEVERANCE BENEFITS

4.1If the Covered Officer’s employment is terminated by the Company other than for Cause or is terminated by the Covered Officer for Good Reason, but not in connection with a Change in Control as set forth in Section 5 below, and provided such termination constitutes a Separation From Service, and further provided that Covered Officer delivers an effective release of claims as required under Section 6 below, the Covered Officer will be entitled to the following severance benefits (the “Severance Benefits”):

(a)a single lump sum payment, within thirty (30) days following the later of the Termination Date and the Release Effective Date, in an amount equal to the Accrued Obligations, plus

(1)for the President/Chief Executive Officer, one and one-half (1.5) times his or her Base Salary in effect on the Termination Date (or, if such Base

Salary has decreased during the one (1) year period ending on the Termination Date, at the highest rate in effect during such period);

(2)for a Covered Officer other than the President/Chief Executive Officer, one (1) times his or her Base Salary in effect on the Termination Date (or if such Base Salary has decreased during the one (1) year period ending on the Termination Date, at the highest rate in effect during such period); or

(3)for a Covered Officer other than the President/Chief Executive Officer who had entered into a Severance and Change in Control Agreement with the Company that was effective on the day preceding the Effective Date but was superseded by this Plan, one (1) times (A) his or her Base Salary in effect on the Termination Date (or if such Base Salary has decreased during the one (1) year period ending on the Termination Date, at the highest rate in effect during such period), and (B), his or her Target Bonus, plus the pro rata portion of the Target Bonus for the period commencing on the first day of the Fiscal Year in which the employment of the Covered Officer is terminated and ending on the Termination Date;

(b)for the applicable period under Code Section 4980B (the “COBRA Period”), but in no event more than twelve (12) months following the Termination Date, coverage under the Company’s group medical and dental plans (the “Health Care Plans” all at the levels being provided to the Covered Officer immediately prior to the Termination Date (the “Health Care Coverage”) and the Company shall pay the entire cost of the premiums for such continued Health Care Coverage, provided that if Covered Officer shall become eligible to participate in medical and dental plans provided by another employer, the Company shall be relieved of the requirement to provide such continued coverage under this Plan;

(c)for a period of one (1) year, beginning with the month following the Termination Date, provide long-term disability coverage, including long-term disability protection under policies that are the same or substantially similar to those in effect as of the date hereof (the “Disability Coverage”); and

(d)for a period of one (1) year, beginning with the month following the Termination Date, provide life insurance protection under policies that are the same or substantially similar to those in effect as of the date hereof (the “Life Insurance Coverage”);

(e)for a one (1) year period commencing on the Termination Date, the Company pay for executive outplacement services for the Covered Officer from a nationally recognized executive outplacement firm at a level appropriate for the most senior officers;

(f)any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan); and

(g)the treatment of all outstanding stock options, restricted stock, restricted stock units, or similar awards granted to the Covered Officer under the Company’s long-term incentive plan or any successor or replacement equity-based incentive plan shall be subject to the terms and conditions of the respective award or option agreement.

4.2With respect to Section 4.1(b), the Health Care Coverage provided to the Covered Officer during any calendar year during the Term will not affect the Health Care Coverage provided to him or her in any other calendar year. The Covered Officer’s right to receive the Health Care Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. With respect to Section 4.1(c), the Disability Coverage provided to the Covered Officer during any calendar year during the Term will not affect the Disability Coverage provided to him or her in any other calendar year. The Covered Officer's right to receive the Disability Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. With respect to Section 4.1(d), the Life Insurance Coverage provided to the Covered Officer during any calendar year during the Term will not affect the Life Insurance Coverage provided to him or her in any other calendar year. The Covered Officer’s right to receive the Life Insurance Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. Notwithstanding the foregoing, Covered Officer shall be entitled to receive the same Disability Coverage, Life Insurance Coverage and Health Care Coverage as is made available to Company employees generally.

4.3If the Covered Officer’s employment with the Company is terminated by reason of the Covered Officer’s death or Disability during the Term, the Covered Officer or his or her surviving spouse shall be entitled to receive:

(a)the Accrued Obligations and a pro rata portion of the Target Bonus for the period commencing on the first day of the Fiscal Year in which the death or Disability occurs and ending on the date of death or Disability, within 30 days;

(b)any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan);

(c)if the Covered Officer and/or his or her surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B (“COBRA”), the Company shall pay the entire cost of the premiums for such continued medical coverage (the “Medical Coverage”) for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) twelve (12) months, provided, however, that such Medical Coverage provided to the Covered Officer in any calendar year during such period will not affect the Medical Coverage provided to him in any other calendar year and the Covered Officer's right to receive the Medical Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise; and

(d)the Covered Officer will become immediately and fully vested in all outstanding stock options, restricted stock, restricted stock units, or similar awards under the Company’s long-term incentive plan or any successor or replacement equity-based incentive plan, and any such award or options shall be then and thereafter fully exercisable until the termination of such award or options pursuant to the terms of the respective award or option agreement.

4.4If the Covered Officer’s employment hereunder is terminated by the Company for Cause or by the Covered Officer other than for Good Reason, then no further compensation or benefits will be provided to the Covered Officer by the Company under this Agreement following the Termination Date other than payment of (a) the Accrued Obligations within 30 days after the Termination Date, and (b) any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan).

4.5Notwithstanding anything contained in this Agreement to the contrary, if the Covered Officer breaches any of the obligations under Sections 10 or 11 hereof, and such breach is not substantially cured in all material respects within thirty (30) days after the Company or the Board gives written notice thereof to the Covered Officer, no further severance payments or other benefits will be payable to the Covered Officer under this Section 4.

4.6The Company shall be entitled to set-off any amounts owed to the Company by the Covered Officer against Severance Benefits payable by the Company to the Covered Officer pursuant to this Plan.

5.	Termination in Connection with a Change in Control.

5.1If at any time within ninety (90) days prior to a Change in Control or one hundred eighty (180) days following a Change in Control, the Covered Officer’s employment is terminated by the Company without Cause or by the Covered Officer for Good Reason, or because in connection with a Change in Control the liabilities, obligations and duties of the Company under this Plan are required pursuant to Section 19 hereof to be assumed by an assignee or transferee that is the successor to all or substantially all of the assets of the Company and this Plan is not so assumed or replaced with a substituted award or right having substantially equivalent economic value and substantially equivalent or better terms and conditions by such assignee or transferee that is the successor to all or substantially all of the assets of the Company, and provided such termination constitutes a Separation From Service, and further provided that the Covered Officer delivers an effective release of claims as required under Section 6 below, the Covered Officer will be entitled to the following payments and benefits (the “Change in Control Benefits”), in lieu of the Severance Benefits outlined in Section 4 hereof:

(a)a single lump sum payment, within thirty (30) days following the later of the Termination Date and the Release Effective Date, in an amount equal to the Accrued Obligations, plus the pro rata portion of the Target Bonus for the period commencing on the first day of the Fiscal Year in which the employment of the Covered Officer is terminated and ending on the Termination Date, plus

(1)for the President/Chief Executive Officer, two (2) times (A) his or her Base Salary in effect on the Termination Date (or, if such Base Salary has decreased during the one (1) year period ending on the Termination Date, at the highest rate in effect during such period), plus (B) his or her Target Bonus;

(2)for a Covered Officer other than the President/Chief Executive Officer or a Group President, one and one-half (1.5) times (A) his or her Base Salary in effect on the Termination Date (or if such Base Salary has decreased during the one (1) year period ending on the Termination Date, at the highest rate in effect during such period), plus (B) his or her Target Bonus;

(3)for a Covered Officer other than the President/Chief Executive Officer or a Group President who had entered into a Change in Control Agreement with the Company that was effective on the day preceding the Effective Date but was superseded by this Plan, two (2) times (X) his or her Base Salary in effect on the Termination Date (or if such Base Salary has decreased during the one (1) year period ending on the Termination Date, at the highest rate in effect during such period), plus (Y) his or her Target Bonus; or

(4)for a Group President, one (1) times (A) his or her Base Salary in effect on the Termination Date (or if such Base Salary has decreased during the one (1) year period ending on the Termination Date, at the highest rate in effect during such period), plus (B) his or her Target Bonus.

(b)for up to eighteen (18) months following the Termination Date, continued Health Care Coverage and the Company shall pay the entire cost of the premiums for such continued Health Care Coverage, provided that if Covered Officer shall become eligible to participate in Health Care Plans provided by another employer, the Company shall be relieved of the requirement to provide such continued Health Care Coverage under this Plan;

(c)for a period of two (2) years, beginning with the month following the Termination Date, Disability Coverage;

(d)for a period of two (2) years, beginning with the month following the Termination Date, Life Insurance Coverage;

(e)for a one (1) year period commencing on the Termination Date, the Company pay for executive outplacement services for the Covered Officer from a nationally recognized executive outplacement firm at a level appropriate for the most senior officers;

(f)any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan); and

(g)the treatment of all outstanding stock options, restricted stock, restricted stock units, or similar awards granted to the Covered Officer under the Company’s long-

term incentive plan or any successor or replacement equity-based incentive plan shall be subject to the terms and conditions of the respective award or option agreement.

5.2With respect to Section 5.1(b), the Health Care Coverage provided to the Covered Officer during any calendar year during the Term will not affect the Health Care Coverage provided to him or her in any other calendar year. The Covered Officer’s right to receive the Health Care Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. With respect to Section 5.1(c), the Disability Coverage provided to the Covered Officer during any calendar year during the Term will not affect the Disability Coverage provided to him or her in any other calendar year. The Covered Officer's right to receive the Disability Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. With respect to Section 5.1(d), the Life Insurance Coverage provided to the Covered Officer during any calendar year during the Term will not affect the Life Insurance Coverage provided to him or her in any other calendar year. The Covered Officer’s right to receive the Life Insurance Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. Notwithstanding the foregoing, Covered Officer shall be entitled to receive the same Disability Coverage, Life Insurance Coverage and Health Care Coverage as is made available to Company employees generally.

5.3Notwithstanding anything contained in this Agreement to the contrary, if the Covered Officer breaches any of the obligations under Sections 10 or 11 hereof, and such breach is not substantially cured in all material respects within thirty (30) days after the Company or the Board gives written notice thereof to the Covered Officer, no further payments or other benefits will be payable to the Covered Officer under this Section 5.

5.4The Company shall be entitled to set-off any amounts owed to the Company by the Covered Officer against any Change in Control Benefits payable by the Company to the Covered Officer pursuant to this Plan.

6.	Release Required; Timing of Payments.

6.1Prior to the payment of any Severance Benefits or Change in Control Benefits, a Covered Officer shall execute and allow to become effective a standard employment release agreement (the “Release”) releasing the Company (and the other Released Parties named in the Release) from any and all claims Covered Officer (or any other Releasors, as defined in the Release) may have against such entities related to or arising in connection with events occurring prior to signing the release, including relating to or in connection with a Covered Officer’s employment, the terms of such employment, and termination thereof within the time frame set forth therein, but not later than sixty (60) days following a Covered Officer’s Separation from Service (the date such Release becomes effective, the “Release Effective Date”). No Severance Benefits shall be paid or provided prior to the Release Effective Date.

6.2The Release shall be in substantially the form attached hereto as Exhibit A, and shall specifically relate to all of a Covered Officer’s rights and claims in existence at the time of such execution and shall confirm a Covered Officer’s continuing obligations to the Company (including but not limited to obligations under any confidentiality, non-compete and/or non-solicitation agreement with the Company). Unless a Change in Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with the Covered Officer.

6.3Within five (5) days following the Release Effective Date, the Company will pay (or commence payment of) the Severance Benefits or Change in Control Benefits, as the case may be, a Covered Officer would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of benefits being paid as originally scheduled. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the Severance Benefits or Change in Control Benefits constitute “deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no Severance Benefits or Change in Control Benefits will be paid prior to the 60th day following a Covered Officer’s Separation from Service. On the 60th day following the date of Separation from Service, the Company will pay to a Covered Officer the Severance Benefits or Change in Control Benefits that the Covered Officer would otherwise have received on or prior to such date, with the balance of the Severance Benefits or Change in Control Benefits being paid as originally scheduled.

7.	Expenses of Enforcement.

A Covered Officer shall not be required to incur the expenses associated with the enforcement of the Covered Officer's rights under this Agreement by litigation or other legal action. Therefore, the Company shall pay, or cause to be paid, on a current basis, reasonable attorney fees and expenses incurred by a Covered Officer to enforce the provisions of this Agreement. The Covered Officer shall be required to repay any such amounts to the Company to the extent that a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the claims of the Covered Officer were frivolous.

8.	Limitation on Benefits Payable.

8.1Notwithstanding anything herein to the contrary, if the amounts payable to a Covered Officer, either alone or together with other payments and benefits that the Covered Officer has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” under Section 280G of the Code,

(a)such payments and benefits shall be reduced by the amount, if any, that is the minimum necessary to result in no portion of the payments or benefits constituting a parachute payment under Section 280G of the Code.

(b)to the extent that the Covered Officer has been employed with the Company and its Affiliates in the Covered Officer’s current position for less than three full calendar years, such payments and benefits shall be reduced as described in section 8.1(a) if the Company’s then current independent registered public accounting firm (the “Accounting Firm”) determines that such reduction would result in the Covered Officer retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the excise tax imposed by Section 4999 of Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Covered Officer’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Covered Officer in the relevant tax year(s) in which any of the payments and benefits is expected to be made taxable) a larger amount as a result of such reduction than the Covered Officer would receive, on a similar after tax basis, if the Covered Officer received all of such payments and benefits.

If the payments and benefits are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards.  In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced payments and benefits provided to the Covered Officer, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

The Covered Officer and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate payments and benefits should be reduced as described above, it shall promptly notify the Covered Officer and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 8.1 shall be binding on the Covered Officer and the Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of the Covered Officer’s Termination Date or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm.

8.2To the extent requested by the Covered Officer, the Company shall cooperate with the Covered Officer in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by the Covered Officer (including the Covered Officer agreeing to refrain from performing services pursuant to a covenant not to compete under any Non-Competition and Non-Disclosure Agreement) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations  in accordance with Q&A-5(a) of such final regulations.

8.3If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that the Covered Officer’s payments and benefits were reduced by too much or by too little in order to accomplish the purpose of this Section 8, the Covered Officer and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 8.

9.	Withholding of Taxes; Tax Year.

9.1The Company may withhold from any amounts payable under this Plan all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

9.2If a payment under any provision of the Plan is payable during a period that includes more than one taxable year a Covered Officer shall have no right to specify the taxable year during which such payment shall be made.

10.	Confidential Information.

Each Covered Officer agrees that the Covered Officer will not, during the Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of the Non-Disclosure and Non-Competition Agreement between the Company and the Covered Officer, the continued effectiveness of which shall be a condition to participation in this Plan (each, the “Non-Competition and Non-Disclosure Agreement”).

11.	Non-Competition.

Payment of any Severance Benefits or Change in Control Benefits under this Plan is contingent upon a Covered Officer’s compliance with the Non-Competition and Non-Disclosure Agreement, and each Covered Officer hereby acknowledges and reaffirms that, during the Term, and for the period set forth in the Non-Competition and Non-Disclosure Agreement, the Covered Officer shall not compete with the Company, as more fully set forth in the Non-Competition and Non-Disclosure Agreement.

12.	Death of Covered Officer.

A Covered Officer shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Covered Officer’s death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Plan following the death of the Covered Officer shall be payable to the Covered Officer’s spouse or, if the Covered Officer does not have a surviving spouse, to the Covered Officer’s estate. In the event of a Covered Officer’s death or a judicial determination of a Covered Officer’s incompetence, reference in this Plan to the Covered Officer shall be deemed, where appropriate, to refer to the Covered Officer’s beneficiary, estate or other legal representative.

13.	Arbitration.

The following arbitration rules shall apply to this Agreement:

13.1In the event that a Covered Officer's employment shall be terminated by the Company during the Term or the Company shall withhold payments or provision of benefits because the Covered Officer is alleged to be engaged in activities prohibited by Section 10 or 11 hereof or for any other reason, the Covered Officer shall have the right, in addition to all other rights and remedies provided by law, at Covered Officer’s election either to seek arbitration in the metropolitan area of Akron, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of Covered Officer’s employment.

13.2Without limiting the generality of Section 13.1, this Section 13.2 shall apply to termination asserted to be for “Cause” or for “Good Reason”. In the event that (i) the Company terminates a Covered Officer’s employment for Cause, or (ii) a Covered Officer resigns employment for Good Reason, the Company and the Covered Officer each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other party hereto) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation. The parties shall have thirty (30) days from the date of such written request to select such third party arbitrator. Upon the expiration of such thirty (30) day period, the parties shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator. The third party arbitrator shall furnish a written summary of his findings to the parties hereto not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.

During the period of resolution of a dispute under this Section 13.2, a Covered Officer shall receive no compensation by the Company (other than payment by the Company of premiums due before or during such period on any insurance coverage applicable to the Covered Officer hereunder) and the Covered Officer shall have no duties to perform for the Company. If the arbitrator determines that the Company did not have Cause to terminate the Covered Officer’s employment or that the Covered Officer had Good Reason to resign his or her employment, as the case may be, the Company shall promptly pay the Covered Officer in a lump sum any compensation to which the Covered Officer would have been entitled, for the period commencing with the date of the Covered Officer’s termination or resignation and ending on the date of such determination, had his or her employment not been terminated or had he or she not resigned.

14.	Employment at Will.

The adoption and maintenance of the Plan is not a contract between the Company and its employees that gives any employee the right to be retained in its employment.  Likewise, it is not intended to interfere with the rights of an Employer to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee's right to terminate his employment at any time. Each Covered Officer acknowledges and confirms that such Covered Officer’s employment by the Company is employment-at-will, and that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Board.

15.	Employment Actions.

This Plan is not intended to create, and will not be construed as creating, an express or implied contract of employment. Nothing contained herein will prevent the Company at any time from terminating a Covered Officer’s right and obligation to perform services to the Company or prevent the Company from removing a Covered Officer from any position which the Covered Officer holds with the Company, provided, however, that no such action shall affect the obligation of the Company to make payments and provide benefits if and to the extent required under this Plan. The payments and benefits provided in this Plan will be full and complete liquidated damages for any such employment action taken by the Company.

16.	Amendment, Termination.

Subject to the restrictions set forth in this Section 16, the Board of Directors may amend or terminate the Plan at any time, provided, however, that (i) no amendment or Plan termination shall have effect to the extent that it would reduce the benefit otherwise payable under the Plan to a Covered Officer whose employment is terminated within 180 days after the date of such amendment or Plan termination, and (ii) if a Covered Officer had entered into a Severance and Change in Control Agreement or a Change in Control Agreement with the Company that was effective on the day preceding the Effective Date but was superseded by this Plan and the Plan is terminated or amended in a manner that materially reduces the severance benefits provided hereunder, the Company shall re-enter into such an agreement with the Covered Officer on the same substantive terms and conditions.

17.	Adoption of Plan by Affiliates.

17.1With the written approval of the Compensation Committee, any entity that is an Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan and providing all information required by the Compensation Committee.

17.2The provisions of the Plan shall apply separately and equally to each adopting Affiliate in the same manner as is expressly provided for the Company, except that the power to appoint the Compensation Committee and the power to amend or terminate the Plan shall be exercised by the Company.

17.3For purposes of the Code and ERISA, the Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.

18.	Notices.

For purposes of this Plan, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States Express mail, postage prepaid, addressed as follows:

If the notice is to the Company:

Myers Industries, Inc.

1293 South Main Street

Akron, OH 44301

Attn: Chair of the Compensation Committee

With a copy to:

Myers Industries, Inc.

1293 South Main Street

Akron, OH 44301

Attn: Chief Legal Officer

If the notice is to a Covered Officer:

The residential address reflected in the Company’s employment files for the Covered Officer

Or, to such other address as the Company or a Covered Officer may furnish in writing to the other in accordance herewith, provided that such notice of change of address shall be effective only upon actual receipt.

19.	Assignment; Binding Effect.

This Plan shall be binding up and inure to the benefit of the Company and the Covered Officers and their respective successors, heirs (in the case of Covered Officers) and permitted assigns. The Plan shall be binding upon any successor of the Company. Further, the Board shall not authorize a Change in Control that is a Merger or a sale transaction unless the Company’s successor or purchaser agrees to take such actions as are necessary to expressly assume the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law, and cause all Covered Officers to be paid or provided all benefits under the terms of the Plan as in effect immediately prior to the Change in Control. The Company further agrees that, in the event of a Merger or sale or transfer of assets constituting a Change in Control, it shall be a condition precedent to the consummation of any such transaction that the successor, assignee or transferee expressly assume the liabilities, obligations, and duties of the Company hereunder.

No rights, benefits, or obligations of a Covered Officer under this Agreement may be assigned or transferred by the Covered Officer other than the Covered Officer’s rights to compensation and benefits transferred by will or operation of law, and except as provided in this Section 19. No benefits hereunder shall be subject to anticipation by a Covered Officer, to attachment by, interference with, or control of any creditor of a Covered Officer, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Covered Officer prior to its actual receipt by the Covered Officer. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

20.	Invalid Provisions.

Any provision of this Plan that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Plan shall continue to be in full force and effect. In the event that any provision of this Plan shall be determined to be invalid or unenforceable, the Company will in good faith seek to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.

21.	Alternate Satisfaction of Company’s Obligations.

In the event this Plan provides for payments or benefits to or on behalf of a Covered Officer which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to a Covered Officer would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Covered Officer or other participants therein, the Company may provide the Covered Officer with an “Alternative Benefit”, as defined in this Section 21, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Covered Officer and the Covered Officer’s dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Plan (a) were provided exactly as called for by this Plan, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type. Furthermore, if such adverse consequence would affect a Covered Officer or the Covered Officer’s dependents, the Covered Officer shall have the right to require that the Company provide such an Alternative Benefit. Notwithstanding the foregoing, if provision of an alternative benefit would constitute a violation of Internal Revenue Code Section 409A, the parties will be left to their legal remedies.

22.	Administration of Plan.

22.1The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Compensation Committee. The Compensation Committee shall have the full discretionary power and authority to construe, interpret and administer the Plan, to make eligibility determinations, to correct deficiencies in the Plan and to supply omissions. All decisions, actions and interpretations of the Compensation Committee shall be final, binding and conclusive upon the parties.

22.2The Compensation Committee shall maintain such records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its function under the Plan and to comply with applicable laws. The Company shall prepare and file as required by law or regulation all reports, forms, documents, and other items required by ERISA, the Code and other relevant statutes, each as amended from time to time, and all regulations thereunder.

22.3The Plan shall be “unfunded” for the purposes of ERISA and the Code and the benefits and payments to be paid under the plan shall be paid out of the general assets of the Company as and when payable under the Plan. All Covered Officers shall be solely unsecured creditors of the Company. If the Company decides in its sole discretion to establish any advance reserve on its books against the future expense of the potential payments hereunder, or, if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

23.	Entire Agreement; Integration

Except for the Non-Competition and Non-Disclosure Agreement between each Covered Officer and the Company or an Affiliate, and subject to the provisions of Section 24 hereof, this Plan supersedes all prior and contemporaneous agreements, representations, and understandings, whether oral or written, with regard to the terms and conditions applicable to a Covered Officer’s separation from the Company, including the provision of any Severance Benefits or Change in Control Benefits in connection therewith.

24.	Non-Exclusivity of Rights.

Notwithstanding the foregoing provisions of Section 23, nothing in this Plan shall prevent or limit a Covered Officer’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company or its Affiliates for senior officers. Amounts which a Covered Officer or a Covered Officer’s dependents or beneficiaries, as the case may be, are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Plan unless specifically provided.

25.	Claims Procedure

25.1Claims Review. Any Covered Officer or Beneficiary (the claimant) who wishes to request a review of a claim for benefits under the Plan or who wishes an explanation of a benefit or its denial may direct to the Compensation Committee a written request for such review within 120 days of the denial. The Compensation Committee or its delegate shall respond to the request by issuing a notice to the claimant as soon as possible, but in no event later than 90 days (45 days for disability claims) from the date of receipt of the request, subject to an extension of an additional 90 days (60 days for a disability claim) in special cases. This notice furnished by the claims reviewer shall be written in a manner calculated to be understood by the claimant, shall be posted by first-class mail to the address of record of the claimant and shall include the following:

(a)The specific reason or reasons for any denial of benefits;

(b)The specific Plan provisions on which any denial is based;

(c)A description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed;

(d)To the extent that the appeal relates to a Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views presented by the claimant to the Plan of the health care professionals treating the claimant and vocational professionals who evaluated the claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (3) any disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration;

(e)An explanation of the Plan’s claim appeals procedure; and

If the Compensation Committee or its delegate denies the claim or fails to respond to the claimant’s written request for a review within 180 days of its receipt, the claimant shall be entitled to proceed to the claim appeals procedure described in Section 25.2. If the claimant does not respond to the notice within 60 days from receipt of the notice, the claimant shall be considered satisfied in all respects.

25.2Appeals Procedure. In the event that the claimant wishes to appeal the claim review denial, the claimant or his or her duly authorized representative may submit to the Compensation Committee, within 60 days of his or her receipt of the notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his or her duly authorized representative to utilize the following claim appeals procedures:

(a)To review pertinent documents;

(b)To submit issues and comments in writing to which the Compensation Committee or its delegate shall respond;

(c)To the extent that the appeal relates to a Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views presented by the claimant to the Plan of the health care professionals treating the claimant and vocational professionals who evaluated the claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (3) any disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration; and

(d)A statement of the Covered Officer’s right to bring a civil action under Section 502(a) of ERISA.

The Compensation Committee or its delegate shall furnish a final written decision on formal review not later than 60 days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal or the appeal relates to a Disability claim. In no event, however, shall the Compensation Committee or its delegate respond later than 120 days after a request for an appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for the decision, shall contain specific references to the pertinent Plan provisions on which the decision is based, and shall include any other topics required to be addressed for a Disability claim.

25.3 Discretion Regarding Claims and Appeals. The Compensation Committee, or any individual or committee to whom responsibility for claims and appeals has been delegated, shall have complete discretion in deciding such claims and appeals and any such decision shall be final, conclusive and binding upon the claimant.

26.	Compliance with Section 409A of the Code.

Certain payments contemplated by this Plan may be considered “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Covered Officer under Section 409A:

26.1A termination of employment will not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, for purposes of any such provision of this Plan, references herein to “termination”, “termination of employment” or similar terms will mean “separation from service”.

26.2The intent of the Company and the Covered Officers is that payments and benefits under this Plan comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Plan will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on a Covered Officer by Code Section 409A or damages for failing to comply with Code Section 409A.

26.3To the extent any provisions of this Plan would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and a Covered Officer may, within any applicable time period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Plan into compliance with Code Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any legislation is enacted during the term of this Plan which imposes a dollar limit on deferred compensation, then a Covered Officer will cooperate with the Company in restructuring any items of compensation under this Plan that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.

26.4Notwithstanding any provision to the contrary in this Plan, if (i) the Company, in its good faith discretion, determines that any payments or benefits described in this Plan would constitute non-exempt deferred compensation for purposes of Section 409A of the Code, and (ii) a Covered Officer is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) at the time of his or her termination of employment, then such payments or benefits shall not be made or paid to the Covered Officer prior to the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” or (B) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments deferred pursuant to this Section 26.4 shall be paid in a lump sum to the Covered Officer, and any remaining payments due under this Plan shall be paid in accordance with the normal payment dates specified for them herein.

26.5For purposes of Code Section 409A, a Covered Officer’s right to receive any installment payment pursuant to this Plan will be treated as a right to receive a series of separate and distinct payments.

26.6Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period will be determined solely by the Company.

26.7Notwithstanding any other provision herein to the contrary, in no event will any payment that constitutes non-exempt deferred compensation subject to Code Section 409A, as determined in good faith by the Company, be subject to offset, counterclaim, or recoupment by any other amount payable to a Covered Officer unless otherwise permitted by Code Section 409A.

To the extent that reimbursements or other in-kind benefits under this Plan constitute non-exempt deferred compensation for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by a Covered Officer, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

27.	Miscellaneous.

27.1Number and Gender. As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” means “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Plan.

27.2Headings. The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

27.3Severability. Each provision of the Plan may be severed.  If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

27.4Waiver of Breach. The failure at any time to enforce any of the provisions of this Plan or to require performance of any of the provisions of this Plan shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Plan or any part of this Plan or the right to enforce each and every provision of this Plan in accordance with the terms of this Plan.

27.5Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the provisions of the Plan shall be governed by the laws of the State of Ohio, without reference to rules relating to conflicts of law.

27.6No Mitigation or Offset. The Company agrees that if a Covered Officer’s employment with the Company or any Affiliate terminates during the Term of the Plan, the Covered Officer is not required to seek other employment. Except as provided in Section 4.1(b) and Section 5.1(b) with respect to the Health Care Coverage, amounts due the Covered Officer pursuant to this Plan shall not be offset by any remuneration attributable to any subsequent employment a Covered Officer may obtain.

EXHIBIT A

FORM OF RELEASE AGREEMENT

In consideration of receiving certain benefits under the Myers Industries, Inc. Senior Officer Severance Plan adopted effective February 21, 2020 (the “Plan”), I have agreed to sign this Release. I understand that I am not entitled to benefits under the Plan unless I sign this Release.

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Myers Industries, Inc. (the “Company”), affiliates of the Company, and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release and not defined herein are defined in the Plan.

Except as otherwise set forth in this Release, I, on behalf of myself and my heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) hereby generally, completely and irrevocably waive, release, and discharge the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities obligations, and expenses (including attorneys’ fees), both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (ERISA), the federal Family and Medical Leave Act (FMLA), the federal Equal Pay Act, the federal Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the federal Worker Adjustment and Retraining Notification (WARN) Act, the federal National Labor Relations Act (NLRA), the federal Older Workers Benefit Protection Act, the federal Fair Labor Standards Act, or any Ohio labor and employment law (including any law concerning unlawful and unfair labor and employment practices), all including any amendments and their respective implementing regulations.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Articles of Incorporation, Code of Regulations, or other organizational charter of the Company, or under applicable law; (2) any rights related to vested securities of the Company that were granted to me during the course of my employment with the Company or any shares of capital stock or other securities of the Company that I purchased other than pursuant to a Company stock option or stock plan; or (3) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily agreeing to all of the terms and conditions set forth in this Release, including waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Effective Date”).

I hereby represent that I have been paid all compensation owed (except for any Severance Benefits or Change in Control Benefits I may be owed under the Plan) and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or any other Released Party, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

I HAVE READ THIS RELEASE AGREEMENT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS. I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS RELEASE AGREEMENT.

Name:

Date:

3/13/2020 35132074 V.7